Exhibit 1.1

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Investor Relations Monish Bahl CDC Corporation 678-259 8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

China.com Partners with Meetic to Provide Dating and Relationship Channel in China

BEIJING, November 29, 2006 — China.com, a leading Internet services provider in China and a Hong Kong listed subsidiary of CDC Corporation (NASDAQ: China), announced today its partnership with Meetic (Paris: MEET.PA) to launch an online dating service in the China market.

With this partnership, young career professionals, the key audience of China.com, will be able to access the global database of Meetic in English, French and German and use a variety of popular tools provided by Meetic’s website to search, communicate and find their soul-mates. Meetic is the largest dating website in Europe with 25 million registered users and since its launch in 2002, more than 500,000 couples have become engaged.

“According to industry research, the scale of online dating in China will reach more than 100 million people by 2008,” said Xiaowei Chen, Ph.D., executive director and chief financial officer of China.com Inc. “Highly educated young professionals are expected to be the key segment of the population that will drive this rapid growth in online dating in China. This same demographic segment is also the core users of the China.com portal. Our partnership with Meetic will further strengthen our leadership position in China as we distance ourselves from the competition by providing the most compelling and leading edge online services our target audience most desires, now and well into the future.”

“We aim to be the biggest dating and relationship platform in Asia in 5 years,” said Ma Yun, CEO of Meetic. “It is a milestone for us to partner with China.com.”

About China.com Inc.
China.com Inc. (stock code: 8006; website: www.inc.china.com), a leading MVAS and Internet services company operating principally in China was listed on the GEM of the Stock Exchange of Hong Kong Limited on March 9, 2000. In December 2000, China.com Inc. was admitted as a constituent stock of the Hang Seng IT and IT Portfolio Indices.
About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net
About CDC Games
CDC Games Limited is focused on building a diversified mix of online game assets and strategic alliances and is a business unit of CDC Corporation. CDC Games is one of the market leaders of online games in China with over 37 million registered users.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of comprehensive enterprise software applications and services designed to help businesses thrive and become customer-driven market leaders. The company’s industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. CDC Software’s product suite includes Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), MVI real-time performance management, IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions. For more information, please visit www.cdcsoftware.com.

About CDC Mobile
CDC Mobile is the wholly owned subsidiary of China.com Inc and is focused on providing MVAS products to subscribers in China.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: the potential size of the online dating market in China, the popularity of China.com’s online service offerings in China; the ability to realize strategic objectives by taking advantage of market opportunities; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations and regulatory developments in China. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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